MASTER SERVICES AGREEMENT

MIDCOUNTRY BANK, PIONEER MILITARY LENDING DIVISION
FOURTH AMENDED AND RESTATED
NON-RECOURSE LOAN SALE AND MASTER SERVICES AGREEMENT
This Fourth Amended and Restated Loan Sale and Master Services Agreement (the “Agreement”) is made between MidCountry Bank, through its Pioneer Military Lending Division (“MidCountry Bank”), Pioneer Funding, Inc. (“Funding”) and the other affiliated entities which are signatories hereto (Funding and such other entities being collectively referred to as “Pioneer”) and UMB Bank, N.A. (“Agent”) is made effective as of November 17, 2014 (the “Effective Date”).

1.Overview
Agent is a party to that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended (the “Lending Agreement”), between Pioneer, Agent, and certain other lenders pursuant to which Agent and the other lenders have agreed to provide financing to Pioneer to finance acquisition of consumer loans made to military personnel. This Agreement is an Exhibit to the Lending Agreement and is executed in connection therewith and it states the terms and conditions by which MidCountry Bank, WITHOUT RECOURSE to MidCountry Bank, will sell such consumer loans, to Funding and provide various services to Pioneer, including consumer loan servicing and retail installment contract servicing (collectively, the “Services”). This Agreement is intended to cover any and all Services requested by Pioneer and provided by MidCountry Bank during the term of this Agreement. Defined terms used herein, but not otherwise defined herein shall have the meanings given to them in the Lending Agreement.

2.Term of Agreement; Termination
(a)The term of this Agreement will begin on the Effective Date and, unless terminated as provided herein, will expire five years later; provided, however, on each anniversary of the Effective Date, the term hereof shall be extended automatically for an additional one-year period.
(b)Any party may terminate this Agreement upon not less than one hundred eighty (180) days advance written notice to the other parties. Any termination of this Agreement will not affect the obligation to pay for Services actually provided during the remainder of the term.
(c)MidCountry Bank may also terminate this Agreement or suspend service upon thirty (30) days notice to Pioneer and to Agent, or its successor as Agent under the Lending Agreement in the event of (i) a payment default by Pioneer, or (ii) Pioneer’s breach or failure to materially comply with any other obligation of Pioneer under this Agreement and such breach or failure is not cured within thirty (30) days after receipt of written notice of the same.
(d)Pioneer may also terminate this Agreement if MidCountry Bank breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of same to the other parties hereto.
(e)Notwithstanding anything stated in this Agreement to the contrary, the Agent may also terminate this Agreement at any time upon written notice thereof to MidCountry Bank and Pioneer, (i) in the event MidCountry Bank or MCFC is closed for any reason or is made the subject of a bankruptcy, conservatorship, receivership or similar proceeding or control of which is otherwise taken over by any government regulatory authority, (ii) military consumer loans will no longer be purchased by Pioneer from MidCountry Bank or (iii) ownership of MidCountry Bank is transferred to an owner which is not reasonably acceptable to the Agent and the Required Banks.

3.Sale of Loans
MidCountry Bank will, WITHOUT RECOURSE to MidCountry Bank, originate for sale, to Funding military consumer loans (the “Loans”) made by MidCountry Bank in the ordinary course of business as previously conducted by Pioneer, and in accordance with (i) MidCountry Bank’s credit policy, and (ii) the continuing lending guidelines of Pioneer, as both may be amended from time to time. Funding will have the exclusive right to purchase, WITHOUT RECOURSE to MidCountry Bank, all of such Loans offered for sale by MidCountry Bank, and payment for such Loans shall be settled on a daily basis or on such other periodic basis as the parties may from time to time determine. All Loan sales will be in compliance with Regulation W and upon fair and reasonable terms no less favorable to Pioneer than would be obtained in a comparable arm’s-length transaction with a third party that is not an affiliate of MidCountry Bank. MidCountry Bank may also originate for its own account loans which are not deemed to be military consumer loans made in the ordinary course of business as previously conducted by Pioneer.

4.Delivery of Services
During the term of this Agreement, MidCountry Bank shall provide to Pioneer or Agent all of the Services, as more fully described in Exhibit A attached hereto and made a part hereof. Pioneer agrees to accept and pay for the Services and for any additional Services which may be requested by Pioneer or Agent and provided pursuant to amendments to this Agreement.

5.Fees and Payment
Pioneer will pay all fees due pursuant to Exhibit A as provided therein. Other Services may be billed on a monthly or other periodic basis. Any payment not received by MidCountry Bank within five (5) business days of its due date will accrue interest at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed by applicable law, whichever is lower. Pioneer will be responsible for and will pay all taxes and similar fees now in force or enacted in the future imposed on the delivery of Services.

6.Duties of MidCountry Bank
MidCountry Bank will provide all of the Services in accordance with all applicable laws and regulations and such standards of service as generally prevail in the financial services industry. MidCountry Bank shall indemnify Pioneer and Agent and hold Pioneer and Agent harmless from and against any and all liability, damages, and costs, including reasonable attorney fees, resulting from MidCountry Bank’s failure to comply with the provisions of this Agreement.

7.Other Benefits to Certain Parties
In further consideration of the mutual benefits to MidCountry Bank and Pioneer under this Agreement:
(a)Pioneer hereby grants MidCountry Bank for the period ending upon termination of this Agreement, unless otherwise extended as provided herein, (i) the non-exclusive rights to use the intellectual properties, including trade names and service marks, of Pioneer, and (ii) the right to use the Daybreak and/or FIS System or such other system or systems as may be in use by MidCountry Bank from time to time and all hardware and software associated with it. Notwithstanding the foregoing, Pioneer shall retain all ownership rights.
(b)During the term hereof, Pioneer hereby grants to MidCountry Bank the right to market additional products and services to Pioneer’s borrowers. Pioneer shall retain all other borrower relationship rights.

8.Rights of Agent under Lending Agreement Upon Termination
Following the occurrence of an Event of Default under the Lending Agreement which is not cured within the applicable cure period, if any, following notice as provided in the Lending Agreement, should any Senior Debt then be outstanding, MidCountry Bank agrees for itself and its successors and assigns, that upon the written request of the Agent, MidCountry Bank, will to the extent not in violation of applicable law or regulations, perform the following services:
(a)perform loan maintenance and collection services, on all Customer Notes securing Senior Debt for the Agent for a service charge equal to one hundred ten percent (110%) of MidCountry Bank’s actual cost of providing such services as the Agent may request, for the period commencing upon the date requested by the Agent and ending on the earlier of (i) when all of the Customer Notes owned by Pioneer have been collected; (ii) collection efforts for such Customer Notes have been terminated at the direction of the Required Banks or (iii) the Agent, at the direction of the Required Banks, gives a written notice of termination to MidCountry Bank and Pioneer. Upon request from time to time by the Agent, but in no event not more than once in every twelve (12) month period commencing upon the date MidCountry Bank begins performing services under the Lending Agreement for the Agent, MidCountry Bank shall, upon the request of the Agent, provide the Agent with such information as it may reasonably request to determine the basis upon which MidCountry Bank has calculated its actual cost of providing services to the Agent under the Lending Agreement.
(b)transfer possession and use of the Daybreak and/or FIS System, or other system or systems being used by MidCountry Bank if the Daybreak and/or FIS System is not then in use, and all hardware and software associated with it and all documents, instruments and records pertaining to outstanding notes securing payment of Senior Debt to the Agent or its designee at the expense of the Agent, and allow the Agent to employ or otherwise use the services of all of MidCountry Bank’s employees working in the Pioneer Military Lending Division of MidCountry Bank and which are reasonably necessary, in the judgment of the Agent, to service and collect outstanding notes securing payment of Senior Debt to be employed by the Agent or its designee; and/or
(c)cooperate with the Agent to the extent reasonably requested in the sale or transfer of all or any part of the outstanding Customer Notes securing payment of Senior Debt to one or more third parties. For purposes of Section 11.2(ii) of the Lending Agreement, Pioneer hereby agrees that any and all rights given to MidCountry Bank in Section 7(a) of this Agreement shall be given to the Agent, or its designee including MidCountry Bank, for a period extending until all Customer Notes securing payment of Senior Debt have been collected or, in the judgment of the Agent, be deemed to be uncollectible.
If MidCountry Bank performs loan maintenance and collection services at the request of the Agent pursuant to Section 11.2(ii) of the Lending Agreement, MidCountry Bank hereby agrees that the Agent shall have the same indemnity protection which is provided to Pioneer in Section 6 of this Agreement and the fees set forth in Exhibit A attached hereto shall not apply. The foregoing provisions shall apply and not be affected by the termination of this Agreement.
If the Agent elects to proceed pursuant to Section 11.2(ii) of the Lending Agreement, MidCountry Bank shall have no obligation to maintain the Daybreak and/or FIS System, or other system or systems being used by MidCountry Bank if the Daybreak and/or FIS System is not then in use, and hardware, software, documents, or instruments associated with it after such one (1) year period or such shorter period if the Agent selects a shorter period, unless otherwise agreed in writing between MidCountry Bank and the Agent. MidCountry Bank agrees to cooperate with the Agent to effect a smooth transition of such services and the Daybreak and/or FIS System, or other system or systems being used by MidCountry Bank if the Daybreak and/or FIS System is not then in use and related items described in the immediately preceding sentence to the Agent or its designee at the end of the period described in the immediately preceding sentence.

9.Amendments
This Agreement may not be amended except in writing with the written consent of MidCountry Bank, Pioneer and Agent or its successor as Agent under the Lending Agreement and the Required Banks.

10.Miscellaneous
MidCountry Bank shall not be deemed to be in default of any provision of this Agreement or be liable for any delay, failure of performance or interruption of the provision of Services to Pioneer or Agent resulting solely from any event of force majeure. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of Nevada and applicable federal laws and regulations. Exclusive venue for all disputes arising out of or relating to this Agreement shall be the state and federal courts in Nevada and each party irrevocably consents to such personal jurisdictions and waives all objections thereto. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party. No party may sell, assign or transfer its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other parties, and any attempted assignment or delegation without such consent will be void; provided, however, if MidCountry Bank is performing Services for the Agent pursuant to Section 8 hereof, the Agent, upon prior notice to MidCountry Bank and Pioneer, may assign all of its rights hereunder to any person or entity at the direction of the Required Banks (as such term is defined in the Lending Agreement) and upon any such assignment the assignee will be entitled to all of the rights previously provided to the Agent hereunder. All notices, demands, requests or other communications required or permitted under this Agreement shall be deemed given when delivered personally to the last known address of each party hereto, sent by facsimile to the last known address of each party hereto upon confirmation, sent and received by return receipt e-mail to the last known address of each party hereto, or upon receipt of delivery to the last known address of each party hereto of overnight mail. MidCountry Bank, Pioneer and Agent are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between MidCountry Bank, Pioneer or Agent. None of MidCountry Bank, Pioneer or Agent will have any power to bind the other or incur obligations on another’s behalf without the other’s prior written consent, except as otherwise expressly provided herein. Except as expressly provided in this Agreement, this Agreement may be changed only by a written document signed by authorized representatives of MidCountry Bank, Pioneer and Agent.
This Agreement amends and restates in its entirety those certain Loan Sale and Master Services Agreements dated June 1, 2007, June 12, 2009, July 19, 2011 and June 21, 2013, as previously amended.

MIDCOUNTRY BANK, BY AND THROUGH	UMB BANK, N.A., AS AGENT
ITS PIONEER MILITARY LENDING
DIVISION
By: ____________________________	By: ____________________________
Name: Steve Meads	Name:
Title: President and Chief Executive Officer	Title:

PIONEER FINANCIAL SERVICES, INC	PSLF, Inc.
By: ____________________________	By: ____________________________
Name: Laura V. Stack	Name: Laura V. Stack
Title: Treasurer	Title: Treasurer

PIONEER FUNDING, INC.	PIONEER SERVICES SALES FINANCE, INC.
FINANCE, INC.
By: ____________________________	By: ____________________________
Name: Laura V. Stack	Name: Laura V. Stack
Title: Secretary and Treasurer	Title: Secretary and Treasurer

EXHIBIT A
Fees for Services
For the period after October 1, 2014
1.Loan Origination Reimbursement Fee
A fee of $26.00 for each loan (not including retail installment contracts) originated by the Bank and purchased by Funding. The fee is intended to fairly reimburse the Bank for the costs associated with its loan origination expenses and it will be paid at the time of loan purchase. This fee may be adjusted annually on the basis of the annual increase or decrease in the Bank’s ASU 310-20 Receivables-NonRefundable Fees and Other Costs (formerly FAS 91) cost analysis.

2.    Annual Base Fee
An annual fee of $500,000 will be paid to the Bank in twelve (12) equal monthly installments each due on or before the 5th business day of each month of the year. This fee is intended to fairly reimburse the Bank for the servicing costs associated with maintaining its customers’ relationships. This fee may be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

2.Servicing Fee
A servicing fee in an amount equal to 5.95% of the outstanding principal balance of the Customers’ Loans serviced as of the last day of each month. The fee will be paid on or before the 5th business day of the following month. The Bank will retain a portion of ancillary product revenue in accordance with its Affiliate Fee Sharing Agreement dated September 29, 2014, and will also retain all late charges and NSF fees collected on accounts serviced. The servicing fee may also be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

3.Special Services Fee
A monthly fee shall be paid to the Bank for services rendered in specific areas that are not included in the Loan Sale and Master Services Agreement at a rate of 125% of cost based on the cost of such services as determined in the prior year fiscal year end unless the cost of such services have materially changed since the prior fiscal year end. Examples of these costs may include but are not limited to Loan Production Office Management, special collections strategies, special marketing campaigns.

4.Implementation Fee

A one-time implementation fee of $1,650,000 will be paid to the Bank for the costs to implement the FIS system and its related system and infrastructure. This fee is to be paid to the Bank in five (5) monthly installments beginning in October 2014 and ending in February, 2015, which is the estimated go-live date.